Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey

Director, Investor Relations & Corporate Communications

704.973.7107

jstorey@horizonlines.com

HORIZON LINES ENTERS INTO MODIFIED AND COMMITTED AGREEMENT

WITH CONVERTIBLE NOTE HOLDERS FOR COMPLETE REFINANCING

Commitments Secured to Move Forward with Refinancing

Consummation of Transaction Expected by the End of September

CHARLOTTE, NC, August 26, 2011 – Horizon Lines, Inc. (NYSE: HRZ) today announced that it has entered into a definitive agreement and secured commitments from holders of more than 99% of its 4.25% convertible senior notes due in 2012 to move forward with a modified transaction that will refinance the company’s entire capital structure.

As part of the refinancing, the company has launched an exchange offer today for the $330.0 million of existing unsecured 4.25% convertible senior notes. Consummation of the refinancing is expected to occur by the end of September, following completion of the exchange offer.

Consistent with the agreement announced on June 1, 2011, the modified agreement will completely recapitalize the company and eliminate the refinancing risk related to the maturity of the existing convertible notes and the existing bank debt in 2012. It also provides liquidity to fund continued operations through a new asset-based revolving loan (ABL) facility. Additionally, the note holders have committed to provide the company with access to a $25.0 million bridge loan to serve as a liquidity cushion through the completion of the recapitalization. The recapitalization also provides for the immediate deleveraging of the balance sheet through a $50.0 million debt-for-equity exchange, and creates the opportunity for additional deleveraging of $280.0 million through the early conversion of the new convertible secured notes to be issued in the exchange offer.

The agreement with the note holders will effectuate a comprehensive refinancing in conjunction with the new ABL facility of $100.0 million. Commitment for the ABL, arranged through Wells Fargo Capital Finance, LLC, has been signed and the transaction is scheduled to close in conjunction with the completion of the convertible notes exchange offer. The ABL facility matures in five years from the date of closing.

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Under the revised comprehensive recapitalization plan, holders of the 2012 convertible notes have committed to a $655.0 million financial restructuring that contemplates the following transactions:

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Holders of the 2012 convertible notes and certain other parties have committed to purchase $225.0 million of new 11% first-lien secured notes to be issued by a subsidiary of the company. The notes mature in five years from the date of issuance and are callable at 101.5% of the aggregate principal plus accrued and unpaid interest in year one, and at par plus accrued and unpaid interest thereafter.

•

Certain holders of the 2012 convertible notes will provide the company with up to $25.0 million of bridge loan financing to ensure adequate liquidity for the company through the completion of the recapitalization. At closing of the recapitalization, the bridge loan will be exchanged for $25.0 million of newly issued second-lien secured notes.

•

Holders of the 2012 convertible notes and certain other parties have committed to purchase $100.0 million of new second-lien 13%-to-15% secured notes to be issued by a subsidiary of the company (the $100.0 million includes the entire $25.0 million of the bridge loan that will be exchanged for $25.0 million of second-lien notes at the closing of the recapitalization). The notes mature in five years from the date of issuance, are non-callable for two years, and thereafter callable at 106% of the aggregate principal plus accrued and unpaid interest in year three, 103% plus accrued and unpaid interest in year four, and after that at par plus accrued and unpaid interest.

Proceeds from the secured notes will be used, among other things, to satisfy in full the company’s obligations outstanding under its existing first-lien revolving credit facility and term loan, which currently total $269.7 million. The first-lien and second-lien secured notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The first-lien and second-lien secured notes will be offered and issued only to accredited investors pursuant to Section 4(2) of the Securities Act and to persons outside the United States pursuant to Regulation S. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

As part of the refinancing, the company has commenced an exchange offer for its existing $330.0 million of 4.25% convertible senior notes that includes the following:

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•	$280.0 million of new 6.0% convertible secured notes, maturing in five and a half years after date of issuance, convertible at the option of the holder at $0.45 per share, and as described below, and;

•	$50.0 million of common stock, issued at $1.00 per share, or approximately 50 million shares, which would represent approximately 61.8% of the outstanding capital stock of the company after issuance.

Under terms of the agreement, and subject to certain conditions, the company has the right to convert the new 6.0% convertible secured notes into $50.0 million of common stock at $0.73 per share after three months from the date of issuance, and another $50.0 million of common stock at $0.73 per share after nine months from the date of issuance. After at least 90 days following the second conversion, the company has the right to convert into common stock the remaining $180.0 million of convertible secured notes at its option, in whole or in part, and from time to time, at $0.45 per share, plus accrued and unpaid interest, providing that the 30-trading-day, volume-weighted average price of the common stock is at least $0.63 per share at the conversion date and that the company has provided no less than 20 days nor more than 60 days prior notice.

Assuming full participation in the exchange offer, holders of the 2012 convertible notes will own approximately 95% of the company’s stock on an as-converted basis following the exchange offer.

Terms of the agreement also call for the company to request a 1-for-25 reverse stock split at the first shareholder meeting following the closing date.

Normally, the issuance of the company’s common stock, as part of the initial exchange offer, in the amount described in this refinancing agreement would require shareholder approval in accordance with the shareholder approval policy of the New York Stock Exchange (NYSE). However, the company has determined that it cannot undertake and conclude the shareholder approval process in the time that the refinancing transaction would need to be completed by in order to avoid the default that would occur when the company breaches the financial covenants under its existing credit facility at the close of its third quarter on September 25, 2011. Lenders under the existing credit facility already have amended the covenants on two separate occasions in 2011. The lenders have declined to provide additional waivers and amendments. Failure to receive such waivers or amendments would constitute an event of default, which the company expects would result in acceleration of existing debt and further revenue run-off and overall business deterioration, jeopardizing the company’s financial viability and compelling the company to seek bankruptcy protection. In order to avoid such an outcome and in light of the fact that the proposed exchange offer must remain open for at least 20 business days under federal securities laws, the company needs to commence the proposed exchange offer by August 26, 2011. On August 10, 2011, the Audit Committee of the company’s Board of Directors approved the company’s use of the financial viability exception to the NYSE’s shareholder approval policy, and the company is issuing a letter to shareholders notifying

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them of its intention to complete the refinancing without seeking shareholder approval. The closing of the refinancing will not occur until at least 10 days after such notice is mailed. The NYSE has accepted the company’s reliance on the financial viability exception to the shareholder approval policy.

Concurrently with the exchange offer, the company will seek consents from all holders of the 2012 convertible notes to remove substantially all of the restrictive covenants and certain events of default from the indenture governing the 2012 convertible notes.

The company expects to complete the exchange offer of the existing 2012 convertible notes by the end of September, at which time it expects to close the entire refinancing.

The company will file with the SEC a Current Report on Form 8-K containing certain financial and other information about the company that was previously disclosed under confidentiality agreements at investor meetings with certain holders of the 4.25% convertible senior notes. The Current Report on Form 8-K also will contain copies of the various agreements described herein.

The agreements are subject to various contingencies and the company offers no assurances that it will be able to execute the transactions as described.

In connection with entering into this definitive agreement, the company will make a $7.0 million semi-annual interest payment on its existing $330.0 million of 4.25% convertible senior notes. The interest payment was due on August 15, 2011, however, the company decided to make the payment within the 30-day grace period.

Separately, the company has received formal notification from the NYSE that it is not in compliance with the NYSE’s continued listing standard requiring that the average closing price of common stock be at least $1.00 per share over a consecutive 30-day trading period. Under the NYSE’s continued listing standards, to avoid delisting, the company must return to compliance with the $1.00 average share price standard within six months, or in conjunction with its next annual shareholder meeting if curing the price condition requires shareholder approval. The company also received a non-compliance notice from the NYSE in late May 2011, when its market capitalization fell below $50.0 million over a consecutive 30 trading-day period at the same time that stockholders’ equity was below $50.0 million. The company has submitted, and the NYSE has accepted, a plan to address the market capitalization issue. The plan is closely tied to the successful completion of the recapitalization, along with other operating initiatives, which the company also believes will address the $1.00 minimum price deficiency. Per NYSE requirements, the company will notify the NYSE that it intends to cure the $1.00 minimum price deficiency.

Important Information about the Exchange Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. An exchange offer will only be made pursuant to exchange offer documents, including filing a Registration Statement on Form S-4 and a Schedule TO

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containing a prospectus and a tender offer statement, that are to be made available to the holders of the 4.25% convertible senior notes and filed with the Securities and Exchange Commission (“SEC”). Holders of the 4.25% convertible senior notes are advised to read the exchange offer documents when they become available, as these documents will contain important information about the exchange offer. Copies of the exchange offer documents and other filed documents will be available for free at the SEC’s website, www.sec.gov, as well as the company’s website, www.horizonlines.com or by making a request to Horizon Lines, Inc., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211, (704) 973-7000, Attention: Jim Storey, Director, Investor Relations & Corporate Communications.

About Horizon Lines

Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company provides express trans-Pacific service between the U.S. West Coast and the ports of Ningbo and Shanghai in China, manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “will,” “intend,” “expect,” “would,” “could,” “must,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: the ability of the parties to agree on the final terms of the refinancing; our ability to close on the refinancing; our ability to satisfy other conditions of the refinancing, including satisfaction of any remaining diligence requests; the ability of the investors to fund the refinancing; general conditions in the capital markets; general economic conditions; our ability to maintain adequate liquidity to operate our business; volatility in fuel prices and in freight rates; decreases in shipping volumes; our ability to remain Jones Act compliant because of changes in ownership; or our ability to continue as a going concern.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in

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this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on March 28, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

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